Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-190001) pertaining to the Spirit Realty Capital, Inc., and Spirit Realty, L.P. 2012 Incentive Award Plan and the Cole Credit Property Trust II, Inc. 2004 Independent Directors’ Stock Option Plan of our report dated March 5, 2013, except for the Consolidated Statements of Operations, Note 11 “Discontinued Operations”, and Note 14 “Loss Per Share” as to which the date is August 12, 2013, with respect to the consolidated financial statements and schedules of Spirit Realty Capital, Inc. included in this Current Report on Form 8-K/A for the year ended December 31, 2012.

/s/ Ernst & Young, LLP

Phoenix, Arizona

August 12, 2013